EXHIBIT 99.1

Midway Gold Corp.
MDW:TSX-V; MDW:NYSE-MKT

Midway Gold Announces First Quarter 2013 Financial Results

May 7, 2013

Denver, Colorado – Midway Gold Corp. (TSX.V and NYSE-MKT: MDW) (the “Company”) announces financial results for the quarter ended March 31, 2013. These results were filed today with the United States Securities and Exchange Commission (the “SEC”) in the Company’s quarterly report on Form 10-Q, and with the relevant securities regulators in Canada.

Ken Brunk, Midway’s Chairman, President and CEO stated, “Midway is off to a great start in 2013. We have achieved impressive successes in the permitting arena at two of our leading projects, Pan and Gold Rock. The $85 million we raised in 2012 leaves us with a strong balance sheet. Barrick’s earn in announcement at Spring Valley was well ahead of their scheduled requirements and they continue to move the project forward at an advanced pace. We look forward to continuing to bring good news to the sector throughout the remainder of this year.”

Recent Highlights

•
The Draft Environmental Impact Statement (EIS) for Pan was published in the Federal Register on March 22nd and opened for public comment. The public comment period ended on May 6th. This major milestone provided guidance on the permitting progress to date and confirmed that the Company is on track for receipt of final permits in October/November of 2013.

•
Barrick formally notified Midway that it completed its $30 million expenditure requirement to earn a 60% interest in the Company’s Spring Valley Project. They further stated their intent to exercise their option to earn a 70% interest by spending an additional $8 million.

•	Midway also announced it received the Water Pollution Control Permit – a key permit for operations at Pan.
•	A mine Plan of Operations for the Company’s second project, Gold Rock, was submitted to the BLM to initiate the EIS process on that project.
•	Midway appointed John Labate as Chief Financial Officer, effective May 8th.

Results from Operations

Midway is advancing the Pan project towards production in 2014 and developing its Gold Rock project. The operating loss of $4.9M for the three months ending March 31, 2013 was primarily due to mineral exploration expenditures of $1.8M, legal, audit, and accounting costs of $1M and salaries and benefits of $1.0M (net of non-cash stock based compensation expense). Increases in mineral exploration expenditures were driven by drilling activity at the Company’s Gold Rock project and salaries and labor costs across all projects. Legal, audit and accounting costs related to legal expenses incurred on general, land and other corporate matters, and the utilization of financial consultants for SEC and SEDAR filing requirements and the investigation of different financing options to meet our capital demands as we bring the Pan Gold project into production. Salaries and benefits have increased period over period as a result of 10 additional employees as of March 31, 2013 from 27 as of March 31, 2012.

Our consolidated net (income) loss attributable to common shareholders for the three-month period ended March 31, 2013 was $(3,600,270) or $(0.03) basic and $.02 diluted (income) loss per share, an increase from a loss of $3,072,393 or $0.03 basic loss per share for the comparable period in 2012.

All amounts in this report are expressed in Canadian Dollars.  The financial information is presented in accordance with U.S. generally accepted accounting principles.

Consolidated Condensed Balance Sheets
(Unaudited)
	March 31, 2013	December 31, 2012
Assets
Cash and cash equivalents	$70,255,117	$75,052,836
Property, equipment and mine development	8,955,523	8,005,959
Mineral properties	51,265,426	49,922,926
Other assets	1,420,097	1,048,882
Total assets	$131,896,163	$134,030,603

Liabilities	$26,073,057	$33,379,702	(1)
Redeemable preferred stock	44,839,786	44,261,122
Shareholders’ equity	60,983,320	56,389,779
Total liabilities and shareholders’ equity	$131,896,163	$134,030,603

Consolidated Condensed Statement of Operations
(Unaudited)
	---- Three Months Ended March 31, ----
	2013	2012
Operating loss	$4,928,049	$2 ,992,948
Other income (expense)	10,436,399	54,287
Net (income) loss before income tax	(5,508,350)	2,938,661
Income tax recovery (expense)	369,202	(133,732)
Net (income) loss	$(5,877,552)	$3,072,393
Preferred stock cumulative dividend	1,419,732	-
Accretion of Redeemable preferred stock	857,550	-
Net (income) loss attributable to common shareholders	$(3,600,270)	$3,072,393

Weighted average number of shares outstanding (Basic)	128,451,298	113,960,618
Basic (income) loss per share	$(0.03)	$0.03
Weighted average number of shares outstanding (Diluted)	166,289,136	113,960,618
Diluted (income) loss per share	$0.02	$0.03

Consolidated Condensed Statement of Cash Flows
(Unaudited)
	---- Three Months Ended March 31, ----
	2013	2012
Cash and cash equivalents, beginning of period	$75,052,836	$10,191,069

Net cash used in operating activities	(2,870,488)	(2,385,591)
Net cash used in investing activities	(1,982,433)	(1,540,245)
Net cash provided by financing activities	-	125,744
Effect of exchange rate on changes on cash:	55,202	(41,450)

Cash and cash equivalents, end of period	$70,255,117	$6,349,527

Notes:

(1)
The net decrease in total liabilities primarily relates to the change in the fair value of the preferred share derivative liability of $8.9M, resulting in a total gain on change in fair value of derivative liabilities reported in other income in the Consolidated Statement of Operations of $9.4M.  Gains or losses will fluctuate quarterly based upon movement in our stock price, volatility of our stock and other inputs into fair value models utilized to value our derivative instruments.

To review Midway Gold’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, including our Management Discussion and Analysis, visit any of the following websites: www.sedar.com, www.sec.gov or www.midwaygold.com.

The “Recent Highlights” section of this release has also been reviewed and approved by Mr. William S. Neal (M.Sc. and CPG), Midway’s Vice President of Geological Services and a “qualified person” as that term is defined in NI 43-101 of the Canadian Securities Administrators.

ON BEHALF OF THE BOARD
"Kenneth A. Brunk"
Kenneth A. Brunk, Chairman, President and CEO

About Midway Gold Corp.

Midway Gold Corp. is a precious metals company with a vision to explore, design, build and operate gold mines in a manner accountable to all stakeholders while assuring return on shareholder investments. For more information about Midway, please visit our website at www.midwaygold.com or contact Jaime Wells, Investor Relations Analyst, at (877) 475-3642 (toll-free).

Neither the TSX Venture Exchange, its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) nor the NYSE MKT accepts responsibility for the adequacy or accuracy of this release.

This press release contains forward-looking statements about the Company and its business. Forward looking statements are statements that are not historical facts and include, but are not limited to, statements about the Company's intended work plans and resource estimates and potential offering of common shares of the Company from time to time. The forward-looking statements in this press release are subject to various risks, uncertainties and other factors that could cause the Company's actual results or achievements to differ materially from those expressed in or implied by forward looking statements. These risks, uncertainties and other factors include, without limitation, risks related to the timing and completion of the Company's intended work plans, risks related to fluctuations in gold prices; uncertainties related to raising sufficient financing to fund the planned work in a timely manner and on acceptable terms; changes in planned work resulting from weather, logistical, technical or other factors; the possibility that results of work will not fulfill expectations and realize the perceived potential of the Company's properties; uncertainties involved in the interpretation of drilling results and other tests and the estimation of gold resources and reserves; the possibility that required permits may not be obtained on a timely manner or at all; the possibility that capital and operating costs may be higher than currently estimated and may preclude commercial development or render operations uneconomic; the possibility that the estimated recovery rates may not be achieved; risk of accidents, equipment breakdowns and labor disputes or other unanticipated difficulties or interruptions; the possibility of cost overruns or unanticipated expenses in the work program; and other factors identified in the Company's SEC filings and its filings with Canadian securities regulatory authorities. Forward-looking statements are based on the beliefs, opinions and expectations of the Company's management at the time they are made, and other than as required by applicable securities laws, the Company does not assume any obligation to update its forward-looking statements if those beliefs, opinions or expectations, or other circumstances, should change.